                                 April 11, 2003                        EXHIBIT 2


Antares Capital Fund III Limited Partnership
7900 Miami Lakes Drive West
Miami Lakes, Florida 33016
Attn:  Mr. Jonathan Kislak

      Re: Purchase of 4,000,000 shares of common stock of Summit Brokerage Services, Inc.

Gentlemen:

      This letter supplements that certain Stock Purchase Agreement by and between Summit Brokerage Services, Inc., a Florida corporation (the "Company"), and Antares Capital Fund III Limited Partnership, a Delaware limited partnership (the "Purchaser"), dated as of April 11, 2003 (the "Stock Purchase Agreement"), and that certain Co-Sale and Voting Rights Agreement between the Company and Marshall T. Leeds ("Leeds"), dated as of April 11, 2003 (the "Co-Sale Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Stock Purchase Agreement.

      1. Compensation - Leeds. The Company and the Purchaser agree that, if there are proposed changes to the amended and restated employment agreement dated May 22, 2002 between the Company and Leeds with respect to an increase in salary and/or bonus compensation (i.e., in cash and/or Securities) in excess of a Threshold Amount (as defined below), then such proposed change will require the unanimous consent of (i) all Independent Directors comprising all of the members of the Company's compensation committee of the Board of Directors, and
(ii) until the Purchaser's designee becomes a member of such committee, the consent of the Purchaser. The foregoing consent requirements shall be triggered in each instance if such changes provide for compensation that exceeds the following amounts: with respect to base salary - $75,000 in 2003, $100,000 in 2004, and $125,000 in 2005; and with respect to an annual bonus - 10% of the Company's earnings before interest, taxes, depreciation and amortization for each of 2003, 2004 and 2005 (all such salary and bonus amounts shall be referred to individually as a "Threshold Amount" and collectively as the "Threshold Amounts"); provided, however, for purposes of calculating any of the foregoing Threshold Amounts, no value will be placed on salary or bonus compensation in the form of Securities where the purchase price for such Securities (or the exercise price, if an option, warrant or other form of derivative security) is no less than the greater of (i) $.25 per share (as such price may be adjusted from time to time pursuant to any split, subdivision, combination, recapitalization or other similar transaction), and (ii) the fair market value per share.

      2. Compensation - Jacobs. Purchaser acknowledges that Steven C. Jacobs ("Jacobs"), a director of the Company and its Executive Vice President, will be paid an initial salary of $100,000 per year, together with such other compensation or bonuses as the Chief Executive Officer of the Company may decide. Jacobs will also be granted options to purchase shares of the Company's common stock at an exercise price not below the greater of (i) $.25 per share (as such price may be adjusted from time to time pursuant to any split, subdivision, combination, recapitalization or other similar transaction), and
(ii) the fair market price of the
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Antares Capital Fund III Limited Partnership
April 11, 2002
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Company's Common Stock. The options granted shall vest according to the following schedule; provided, however, that some or all of the options may vest upon a change of control:

            Date                                   Number Vested
            ----                                   -------------
            Upon Issuance                             150,000
            One Year Anniversary                      200,000
            Two Year Anniversary                      125,000
            Three Year Anniversary                    125,000

      3. Holding Company Reorganization. Purchaser hereby acknowledges that the Company may reorganize into a holding company structure (the "Reorganization") pursuant to which the Company will be seeking approval of shareholders holding a majority of the issued and outstanding Common Stock under a combined prospectus/proxy statement pursuant to a registration statement filed with the Commission on a Form S-4. If shareholders approve such a Reorganization, the Company's holders of Common Stock will receive one share of common stock of the holding company (the "Parent') for each share of Common Stock of the Company, and holders of the Company's Series A Preferred Stock will receive one share of Series A Preferred Stock in the Parent for each share of Series A Preferred Stock in the Company. The Parent will become the reporting company under the Exchange Act and its Articles of Incorporation and Bylaws will be the same as the Company's; further, the Parent will become the Company's successor to its outstanding option plans, options agreements and warrants. The Company will continue the same business as it is now conducting, as will its subsidiaries; however, the Company will conduct such business as a wholly-owned subsidiary of the Parent. In the event the Company's shareholders are asked to approve a Reorganization to be effectuated in accordance with the immediately preceding description of the terms and conditions thereof, Purchaser hereby agrees to vote in favor of such Reorganization so long as Marshall T. Leeds also votes all of the Common Stock he directly or indirectly has power to vote in favor of such Reorganization.

            Each of the Purchaser, Leeds and the Company hereby agrees and acknowledges that: (i) any and all references made to the Common Stock and to the Common Stock Shares in the Stock Purchase Agreement, the Registration Rights Agreement and/or the Co-Sale Agreement, including, without limitation, any and all amendments thereto (collectively, the "Transaction Documents" and each a "Transaction Document"), shall be deemed to include, without limitation, each and all shares of capital stock of the Company or any successor in interest or assign of the Company (whether by merger, consolidation, Reorganization or otherwise) that may be issued in respect of, in exchange for, or in substitution for the Common Stock and/or the Common Stock Shares, as applicable, including, but not limited to, shares of the capital stock of the Parent in a Reorganization; (ii) in the event of the consummation of a Reorganization, any and all references made in each and any Transaction Documents to the agreements, covenants and/or obligations of the Company or Summit shall thereafter be deemed to be references to the Parent; and (iii) the Company will cause the Parent to
(A) execute an agreement whereby the Parent shall agree to be bound to the same extent as the Company under each of the Transaction Documents (including, without limitation, performing all agreements,
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Antares Capital Fund III Limited Partnership
April 11, 2002
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covenants and obligations of the Company thereunder) and (B) perform all agreements, covenants and obligations of the Company under the Transaction Documents. Notwithstanding the foregoing, if the Parent subsequently sells all or substantially all of its assets or business, by merger, consolidation, sale of assets or otherwise (a "Sale") pursuant to which all of the following conditions are met: (i) the holders of capital stock of the Parent immediately prior to such Sale do not continue to hold immediately following such Sale greater than 50% of the voting power of the capital stock of the surviving or acquiring entity, (ii) the surviving or acquiring entity is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) Leeds does not have beneficial ownership (whether through direct or indirect share ownership, by contract or otherwise) of more than twenty-five percent (25%) of the issued and outstanding voting stock of the surviving or acquiring entity, and (iv) Leeds does not have the right (by agreement or otherwise) to designate a majority of the members of the board of directors of the surviving or acquiring entity, then upon the consummation of such Sale, all rights of the Purchaser (or as applicable, its partner(s) or any Affiliates of Purchaser or any of its partners), and all obligations of the Company and Leeds, as applicable, under the first sentence of Section 8(a) and all of Section 8(b) of the Stock Purchase Agreement, under Article 4 of the Co-Sale Agreement, and under Section 1 of this supplemental letter shall terminate.

      4. Possible Changes in Management. Purchaser does herein acknowledge that subsequent to the execution of the Stock Purchase Agreement, the Company may make changes with respect to certain management positions (other than Marshall
T. Leeds) which may involve the replacement of certain executives, the re-allocation of certain management responsibilities and/or the elimination of some management positions. Purchaser also herein acknowledges that the Company may close its Indialantic office, including terminating the employment of some or all of the employees currently located there.

      All provisions of the Stock Purchase Agreement, as supplemented herein, shall be in full force and effect. By signing below, both the Company and Purchaser agree to be bound by the terms of this supplemental letter as though fully set forth in the Stock Purchase Agreement and the Co-Sale Agreement, as the case may be.


                        [SIGNATURES LOCATED ON NEXT PAGE]
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Antares Capital Fund III Limited Partnership
April 11, 2002
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
                                      SUMMIT BROKERAGE SERVICES, INC.

                                      By:   /s/ Marshall T. Leeds
                                            -----------------------------------
                                            Marshall T. Leeds
                                            Chief Executive Officer

ACCEPTED AND AGREED:

ANTARES CAPITAL FUND III LIMITED PARTNERSHIP, a Delaware limited partnership


By:   ANTARES CAPITAL PARTNERS III, L.L.C.,
      a Florida limited liability company,
      its General Partner


By:   /s/ Jonathan I. Kislak
      -------------------------------------
      Jonathan I. Kislak,
      Class A Member


ACCEPTED AND AGREED AS TO PARAGRAPHS NUMBERED 1 AND 3 ABOVE.

/s/ Marshall T. Leeds
-------------------------------------------
Marshall T. Leeds, individually